Exhibit 10.1

PROMISSORY NOTE

$1,300,000	October 31, 2007

ANGD LLC

271 West Main Street, Suite 200

Abingdon, VA 24210

(Individually and collectively “Borrower”)

Roanoke Gas Company

519 Kimball Avenue

Roanoke, VA 24016

(Hereinafter referred to as “Roanoke”)

Borrower promises to pay to the order of Roanoke, in lawful money of the United States of America, at its office indicated above or wherever Roanoke may specify, the sum of One Million Three Hundred Thousand and No/100 Dollars ($1,300,000) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

USE OF PROCEEDS. Borrower shall use the proceeds of the loan evidenced by this Note for the acquisition of the assets currently belonging to Roanoke Gas Company that are physically located and used to serve customers in the town of Bluefield and the County of Tazewell, Virginia.

INTEREST RATE AND PAYMENT OF INTEREST. Interest shall accrue on the unpaid principal balance of this Note during each Interest Period for the date hereof at a rate per annum equal to 10% (“Interest Rate”). Interest shall be payable quarterly on April 1, July 1, October 1, and January 1 and shall begin accruing on the day after closing. All interest amounts will be based on an actual 365/366 day period.

REPAYMENT TERMS. This Note shall be due and payable with annual principal installments of $87,000 due on the quarterly interest payment date immediately succeeding each anniversary date of closing, with the expected principal balance in the 5th year of $952,000 and any accrued interest due and payable on the 5th anniversary of the closing. There is no prepayment penalty for paying the principal balance prior to the 5th anniversary date.

DEFINITIONS. Obligations. The term “Obligations” as used in this Note refers to any and all indebtedness and other obligations under this Note. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Virginia Uniform Commercial Code.

DEFAULT. A default shall occur under this Note if Borrower fails to pay any scheduled interest or principal payment more than 5 days after the payment due date. Interest will accrue at the rate of 10% per annum on any unpaid principal and interest payment that remains unpaid more than 10 days past the due date. The Borrower may also be in default if the Borrower experiences a material adverse change, which is determined in good faith and in the sole discretion of Roanoke, that impairs the prospect for payment or performance of the Obligations or if there has occurred a material adverse change in the business or prospects of Borrower, financial or otherwise, all as determined by Roanoke in its sole discretion.

INDEMNIFICATION. The Borrower shall indemnify Roanoke for any reasonable legal, collection or other expenses incurred by Roanoke attributable to the Borrower’s failure to make any payment that qualify as a default under this agreement.

SECURITY. This note will be secured by the assets that ANGD LLC is purchasing from Roanoke Gas in the Town of Bluefield and Tazewell County of Virginia. Any additions to the assets located in the Town of Bluefield and Tazewell County will be included in the assets held as security until the Note is paid in full.

REMEDIES UPON DEFAULT. If a default occurs under this Note, Roanoke may at any time thereafter, take the following actions: (a) Acceleration of the maturity of this Note; however if the default is based on a bankruptcy or insolvency proceeding commenced by or against the Borrower, all Obligations shall automatically and immediately be due and payable; or (b) Return of all assets placed in security of this Note are returned to Roanoke or one of Roanoke’s affiliates.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Roanoke. No waiver by Roanoke of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Roanoke in exercising any right, power, or remedy under this Note shall operate as a waiver thereof.

PERIODIC FINANCIAL STATEMENTS. Borrower agrees to deliver to Roanoke, within 30 days after the end of each fiscal quarter, unaudited management-prepared quarterly financial statements of ANGD LLC including a balance sheet, income statement and statement of cash flows. Furthermore, the Borrower agrees to provide a copy of any annually prepared financial statements of ANGD LLC that may represent audited, reviewed or otherwise prepared statements in conformity with Generally Accepted Accounting Principles as soon as such report is completed and available.

MISCELLANEOUS PROVISIONS. Assignment. This Note shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Roanoke’s interests in and rights under this Note are freely assignable, in whole or in part, by Roanoke. In addition, nothing in this Note shall prohibit Roanoke from pledging or assigning this Note to another party. Borrower shall not assign its rights and interest hereunder without the prior written consent of Roanoke, and any attempt by Borrower to assign without Roanoke prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Organization; Powers. Borrower represents that Borrower (i) is a limited liability company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such organization; (ii) had the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated; and (iii) has the power and authority to execute, deliver, and perform, and by all necessary action has authorized the execution, delivery and performance of, all of its obligations under this Note. Compliance with Laws. Borrower represents that Borrower is in compliance in all respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances. Jurisdiction. Borrower irrevocably agrees to jurisdiction in the Commonwealth of Virginia. Severability. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Notices. Any notices to Borrower shall be sufficiently given, in writing and mailed or delivered to the Borrower’s address shown above, and if to Roanoke, if in writing and mailed to Post Office Box 13007, Roanoke, Virginia 24030 or delivered to 519 Kimball Avenue, Roanoke, Virginia 24016. Borrower agrees to promptly give written notice of any change in their mailing address. Taxes. Borrower shall be responsible for any and all taxes associated with the assets held in security during the duration of this Note. Damage. Any damage to the assets held in security during the term of this Note will be repaired and restored to like or better condition than what existed just prior to the effective date of this Note.

IN WITNESS WHEREOF, Borrower, on the 31st day of October, 2007 has caused this Noted to be executed under seal.

ANGD LLC

By:	/s/ John Ebert
John Ebert

By:	/s/ Will Clear
Will Clear